Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333‑198070, 333-225890, 333-249955 and 333-270981), and Registration Statement on Form S-3 (Nos. 333-194747, 333-208674, 333-213138, 333-218112, 333-226402, 333-230085, 333-233193 and 333-271278) of our report dated March 31, 2025  included in this Annual Report on Form 10-K of Galectin Therapeutics, Inc. and Subsidiaries (the “Company”) relating to the consolidated balance sheets of the Company as of December 31, 2024 and 2023, and the related consolidated statements of operations, changes in redeemable convertible preferred stock and stockholders’ equity (deficit), and cash flows, and the related notes (which report expresses an unqualified opinion and contains an emphasis of matter paragraph regarding substantial doubt about the Company’s ability to continue as a going concern) for each of the two years in the period ended December 31, 2024.

/s/ Cherry Bekaert LLP

Atlanta, Georgia
March 31, 2025